Exhibit No. 99.3

FOR IMMEDIATE RELEASE
BankFinancial Corporation Reports a Change in Board of Directors and a Stock Repurchase Transaction
Burr Ridge, Illinois - (February 26, 2019) BankFinancial Corporation (Nasdaq - BFIN) (the “Company”) announced today that the Company received and accepted the resignation of John W. Palmer from the Board of Directors of the Company (the "Board"). The resignation was tendered in connection with a repurchase of a portion of the shares of the Company held by PL Capital Advisors, LLC, its affiliated investment funds and certain other affiliated persons (“PL Capital”).
Mr. Palmer's resignation became effective on February 26, 2019. Mr. Palmer advised the Company that he has no disagreement with the Company or the Board, and his resignation coordinates with the decision of PL Capital to sell to the Company 700,000 shares of the Company’s common stock in a private transaction pursuant to the Company’s share repurchase authorization.
Mr. Palmer stated: “Given recent developments in the equity market for financial institutions, further diversification into attractive new investment opportunities is appropriate for PL Capital at this time. Even after this sale, PL Capital retains a significant investment in BankFinancial, as we believe the Company is well-positioned to continue its growth in earnings and franchise value over time.”
Mr. F. Morgan Gasior, Chief Executive Officer of BankFinancial, stated: “John Palmer has been a thoughtful, effective Director since 2014, committed to the best interests of the Company. John provided many valuable insights during his tenure on the Board, and we look forward to continued engagement with Mr. Palmer and PL Capital as we expect they will be one of the Company’s largest institutional shareholders. While the share repurchase transaction significantly accelerates the execution of our capital management plan for the year, we expect to continue to maintain an active Share Repurchase Program in 2019.”
The Company’s SEC Form 8-K filing will be available today on BankFinancial's website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC's website, www.sec.gov.
BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois and to selected commercial loan and deposit customers on a regional or national basis. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company's website, www.bankfinancial.com.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as "believes," "will," "expects," "project," "may," "could," "anticipate," "estimates," "intends," "plans" and similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. A variety of factors could cause the Company's actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to the Company's most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or at http://www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and the Company does not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-242-7234